Exhibit 99.1

NEWS RELEASE

Investor Contact:

Teresa Gutierrez, Senior Vice President, Director of Investor Relations

920-491-7059

Media Contact:

Cliff Bowers, Senior Vice President, Director of Public Relations

920-491-7542

Associated Banc-Corp to Increase Energy Allowance in the Fourth Quarter of 2015

Increase reflects proactive risk management and prolonged low energy prices

GREEN BAY, Wis. –– January 8, 2016 –– Associated Banc-Corp (NYSE: ASB) today announced it will increase its allowance for loan losses related to its energy portfolio by $13 million for the period ended December 31, 2015. As a result, the allowance related to the Company’s energy portfolio is expected to be 5.6% at year-end, compared to 3.8% for the period ended September 30, 2015. The Company’s total fourth quarter provision for credit losses is expected to be $20 million, up from $8 million in the prior quarter. The $13 million increase in the allowance for loan losses will reduce the Company’s 2015 fourth quarter earnings, net of taxes and other expense adjustments, by approximately $0.03 per share.

“We began to proactively risk grade and reserve against our energy portfolio as oil and gas prices became volatile towards the end of 2014. The continuing decline in the market price for oil and the negative outlook for a near term price recovery has caused us to update our views. With these additional reserves, we will have $42 million in energy related reserves at year end 2015, up from $17 million a year ago,” said President and CEO Philip B. Flynn. “Over the past four years, we intentionally built an energy business focused on the upstream sector and where all credits are secured through a first priority lien on oil and gas reserves. We remain committed to the energy business and will continue to proactively manage the risk of our portfolio throughout this current cycle of market volatility.”

As of December 31, 2015, the Company’s energy exposure was $1 billion of commitments with $752 million of outstandings, representing approximately 4% of the loan portfolio, and was 100 percent reserve secured. The portfolio was comprised of approximately fifty credits made to small and mid-sized companies.

Associated will host its fourth quarter and full year 2015 earnings release conference call on Thursday, January 21, 2016 at 4:00 p.m. Central Time (CT).  Interested parties can listen to the call live on the internet through the investor relations section of the company's website, http://investor.associatedbank.com or by dialing 877-407-8037. The slide presentation for the call will be available on the company's website just prior to the call. The number for international callers is 201-689-8037. Participants should ask the operator for the Associated Banc-Corp fourth quarter 2015 earnings call. An audio archive of the webcast will be available on the company’s website at http://investor.associatedbank.com approximately fifteen minutes after the call is over.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of over $27 billion and is one of the top 50 publicly traded U.S. bank holding companies. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.